Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the prospectus and to the incorporation by reference in Post-Effective Amendment No. 683 to the Registration Statement (Form N-1A; File No. 333-138490) of PowerShares Exchange-Traded Fund Trust II of our report dated October 30, 2017, with respect to the financial statements and financial highlights of the Guggenheim Solar ETF (one of the series constituting Claymore Exchange-Traded Fund Trust 2) included in the Annual Report to shareholders for the fiscal year ended August 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia

May 11, 2018